Exhibit 10.1

KEYCORP

Executive Officer Grants

(Nonqualified Stock Options)

«Name»

By action of the Compensation and Organization Committee (the “Committee”) of the Board of Directors of KeyCorp, taken pursuant to the KeyCorp 2004 Equity Compensation Plan (the “Plan”), and subject to the terms and conditions of the Plan, you have been awarded                      nonqualified stock options.

1.	The options are being awarded in conformity with the provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”). The options shall be null and void and immediately canceled if the award is found to be contrary to the provisions of EESA by the Committee, the Special Master for TARP Executive Compensation under EESA or otherwise. If the Committee determines at any time while the options are outstanding that the options may encourage you or the management of KeyCorp to take unnecessary and excessive risks that threaten the value of KeyCorp, the Committee may declare the options null and void and immediately canceled.

2.	The effective date of this option grant shall be June 12, 2009 (the “date of grant”) on which date the options become fully vested and exercisable, subject, however, to your agreeing to the terms of paragraph 4 hereof.

3.	The options shall be subject to a holding period (during which the options shall be retained by you and may not be exercised, transferred, or otherwise disposed of) until such time as any KeyCorp obligation under the Troubled Asset Relief Program obligation (other than warrants) no longer remains outstanding (the “Holding Period”).

4.	By executing this Agreement, you agree to retain (i.e. not exercise) the options until the later of (i) for one-third of the options, one year from the date of grant; for an additional one-third of the options, two years from the date of grant; and for the remaining one-third of the options, until three years from the date of grant or (ii) the conclusion of the Holding Period.

5.	By executing this Agreement, you agree as follows:

(a)	Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key employee without the written consent of Key, which consent it may grant or withhold in its discretion.

(b)

Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with (other than for a business which does not compete with any business or business activity conducted by Key) any Key customer or potential customer I interacted with, became acquainted with, or learned of through access to information while I performed services for Key during my employment with Key, without the written consent of Key, which consent it may grant or withhold in its discretion. In the event that my employment is terminated with Key as a result of a Termination Under Limited Circumstances as defined below, the restrictions in this paragraph 5(b) shall become inapplicable to me; however, the restrictions in paragraph 5(a) of this Agreement shall remain in full force and effect nevertheless. I understand that a “Termination Under Limited Circumstances” shall mean the termination of my employment with Key (i) under circumstances in which I am entitled to receive severance benefits or salary continuation benefits under the terms and conditions of the KeyCorp Separation Plan in effect at the time of such termination, or (ii) under circumstances in which I am entitled to receive severance benefits, salary continuation benefits, or similar benefits under the terms and conditions of an agreement with Key, including, without limitation, a change of control agreement or employment or letter agreement, or (iii) as otherwise expressly approved by the Compensation and Organization Committee of KeyCorp in its sole discretion.

6.	The terms and conditions of this award may not be modified, amended or waived except by an instrument in writing signed by a duly authorized executive officer of KeyCorp.

June 12, 2009

Thomas E. Helfrich
Executive Vice President

AGREED TO AND ACCEPTED:

Dated: June 12, 2009